Exhibit 99.1

FOR IMMEDIATE RELEASE

SELECTICA ANNOUNCES SECOND QUARTER FISCAL 2004 RESULTS

SAN JOSE, Calif., October 23, 2003 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced results for the second quarter ending September 30, 2003.

Revenue was $9.9 million in the second quarter of fiscal 2004, compared with $9.4 million for the same period in the previous year. Net loss for the quarter was $3.2 million, or ($0.10) per share, compared with $5.2 million, or ($0.16) per share, in the second quarter of fiscal 2003.

As indicated previously, Selectica is in the process of negotiating the transfer of its software products intended for use in the health insurance market. The Company did not complete the transaction during the second quarter as was indicated as a possibility. The Company anticipates that this transaction will be completed during the current quarter, which, per Generally Accepted Accounting Principles, would accelerate the recognition of revenue for an existing contract.

Stephen Bennion, CFO and Interim CEO of Selectica, said, “We continue to make good progress on the strategic initiatives that will lead to future growth: the development of our sales force; proceeding with successful deployments for influential customers such as GE Medical Systems and IBM; raising market awareness for the value of our technology; and evaluating options to address opportunities within the sizable market for small- and medium-sized businesses. We continue to engage more prospects in the sales process, and we are encouraged by the number of potential deals moving to more advanced stages of the sales cycle. However, the sales cycle continues to be lengthy, which is having a negative impact on our near-term bookings.”

Financial Highlights

Licenses represented 44% of revenue and services represented 56% in the second quarter of fiscal 2004. Overall gross margin was 57% in the quarter, an improvement over 47% in the previous year period. The improvement in gross margin is attributable to the higher margin licenses comprising a greater percentage of the revenue mix.

Total operating expenses were $9.2 million, or 93% of revenue, compared with $10.4 million, or 111% of revenue, in the second quarter of fiscal 2003. While R&D spending has increased on an absolute basis, total operating expenses have decreased as a percentage of revenues due to the Company’s ongoing efforts to streamline its operations.

The Company continues to be in a very strong financial position with $113.6 million in cash, cash equivalents and investments, and no long-term debt at September 30, 2003.

Outlook

For the third quarter of fiscal 2004, Selectica expects revenue to be in the range of $9.0 million to $9.5 million and net loss per share to be in the range of ($0.08) to ($0.10), excluding any impact from the potential transfer of the previously mentioned health insurance software products. If the Company completes the negotiation of this transaction, it would positively impact revenue by approximately 15% and reduce the per share loss projection to the range of ($0.02) to breakeven for the quarter.

“We are pleased with the progress we have made in streamlining the organization without impacting the quality of our technology, service, or sales efforts,” said Mr. Bennion. “In the last six months, we have brought the anticipated breakeven level for the Company down to approximately $11.2 million in revenues from $12.5 million. While bookings remain sluggish, and might lead to a decline in revenue in future quarters, we are encouraged by the number of deals in our new business pipeline, and we believe we have good opportunities to close on a number of them in the coming quarters.”

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by increasing revenue, reducing process costs, optimizing pricing, eliminating incorrect quotes and orders, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, IBM, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

Tony Rossi
Investor Relations
FRB | Weber Shandwick
(310) 407-6563
trossi@webershandwick.com

Financial Tables Follow

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Six Months

	09/30/03	09/30/02	09/30/03	09/30/02

	(Unaudited)		(Unaudited)
Revenues:
License	$4,325	$3,225	$9,029	$5,612
Services	5,591	6,186	12,674	13,434

Total revenues	9,916	9,411	21,703	19,046
Cost of revenues:
License	327	296	591	527
Services	3,932	4,671	9,286	10,013

Total cost of revenues	4,259	4,967	9,877	10,540

Gross profit	5,657	4,444	11,826	8,506
Research and development	3,573	3,379	6,796	6,945
Sales and marketing	4,164	4,859	8,158	10,368
General and administrative	1,453	2,163	2,752	3,610

Total operating expenses	9,190	10,401	17,706	20,923

Loss from operations	(3,533)	(5,957)	(5,880)	(12,417)
Interest income (expense)	334	762	833	1,679

Loss before cumulative effect of an accounting change	(3,199)	(5,195)	(5,047)	(10,738)
Cumulative effect of an accounting change to adopt FAS 142	—	—	—	(9,974)

Net loss	$(3,199)	$(5,195)	$(5,047)	$(20,712)

Basic and diluted, net loss per share	$(0.10)	$(0.16)	$(0.16)	$(0.62)

Weighted-average shares used in computing basic and diluted, loss per share	30,915	32,694	30,777	33,197

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	09/30/03	03/31/03*

	Unaudited
Assets
Cash, cash equivalents, and investments	$113,569	$122,351
Accounts receivable	1,874	3,485
Prepaid expenses and other current assets	3,752	5,151
Property and equipment, net	4,154	5,274
Other assets	738	888

Total assets	$124,087	$137,149

Liabilities and stockholders’ equity
Accounts payable	$671	$936
Accrued payroll and related liabilities	1,863	1,932
Other accrued liabilities	3,411	4,715
Deferred revenues	7,586	16,486

Total liabilities	13,531	24,069
Total stockholders’ equity	110,556	113,080

Total liabilities and stockholders’ equity	$124,087	$137,149